UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 12, 2010

Essex Rental Corp.
(Exact name of registrant as specified in charter)

Delaware	000-52459	20-5415048
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois		60089
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 847-215-6502

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 12, 2010, the United States Bankruptcy Court for the Western District of Washington approved an Asset Purchase Agreement (the "Agreement") between CC Bidding Corp. (“CCBC”), an indirect wholly-owned subsidiary of the registrant, and Coast Crane Company, a Delaware corporation (“Coast”), pursuant to which CCBC has agreed to purchase substantially all of the assets, and assume certain liabilities, of Coast (the “Acquisition”).

Coast, a leading provider of specialty lifting solutions and crane rental services on the West Coast of the United States, filed a voluntary petition for relief under the United States Bankruptcy Code on September 22, 2010 (Case Number 10-21229) and, on November 8, 2010, conducted an auction for its assets pursuant to Section 363 of the Bankruptcy Code.  CCBC was the winning bidder at the auction, and on November 12, 2010 the sale to CCBC was approved by the Bankruptcy Court.

Pursuant to the Agreement, CCBC, which upon completion of the Acquisition will change its name to Coast Crane Company ("New Coast"), will purchase substantially all of Coast's assets, including the stock of its Canadian subsidiary, Coast Crane Ltd., for a purchase price of approximately $80,000,000 cash plus assumption of approximately $12,000,000 of existing Coast indebtedness.  As additional consideration under the Agreement, CCBC has agreed to assume Coast's obligations under substantially all executory contracts to which Coast is a party, and certain other specified liabilities.

The Acquisition, which is subject to customary closing conditions, is expected to close by the end of November 2010.

The foregoing description of the Agreement does not purport to describe all of the terms of the Agreement and is qualified in its entirety by reference to the complete text of the Agreement, which is filed as Exhibit 2.1 to this Form 8-K and is incorporated herein by reference.

The Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any factual, business or operational information about the Company or Coast. The Agreement contains representations and warranties that the parties to the Agreement made solely for the benefit of each other. The assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that Coast provided to the Company in connection with the execution of the Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Agreement. Moreover, the representations and warranties in the Agreement (i) are subject to materiality standards which may differ from what may be viewed as material by investors and shareholders, (ii) in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts and (iii) were only made as of the date of the Agreement and are modified in important part by the underlying disclosure schedules. Accordingly, investors and shareholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 8.01  Other Events

On November 5, 2010, the registrant entered into an agreement with the holders of certain Coast indebtedness pursuant to which such holders agreed, in consideration of the assumption of such indebtedness by the registrant, to exchange such indebtedness for one or more promissory notes issued by the registrant in the aggregate principal amount of $5,270,000 and providing for an interest rate of 10% per annum, subject to adjustment, and a maturity date of December 31, 2013.  The holders of such indebtedness also agreed to support CCBC's bid to acquire Coast’s assets and to not support any alternative bid submitted by a third party except under certain circumstances.  As additional consideration under the agreement, the registrant agreed to issue to the holders of such indebtedness warrants entitling the holder thereof to purchase up to 90,000 shares of Essex common stock at an exercise price of $0.01 per share, and to reimburse such holders for certain legal fees incurred in connection with the transaction.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated as of November 1, 2010, between CC Bidding Corp. and Coast Crane Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESSEX RENTAL CORP.

Date: November 17, 2010	By:	/s/ Martin A. Kroll
Name: Martin A. Kroll
Title: Chief Financial Officer